Exhibit 99.1

AVERY DENNISON REPORTS

FIRST QUARTER 2005 RESULTS

PASADENA, Calif. – April 26, 2005 – Avery Dennison Corporation (NYSE:AVY) today reported first quarter diluted earnings per share of $0.57, compared with $0.52 per share for the first quarter of 2004, which are in line with the Company’s previously announced revised expectations. The first quarter 2005 results include severance and transition costs of approximately $0.04 per share related to a previously announced plant closure, while the prior-year first quarter earnings include a negative impact of $0.16 per share from restructuring costs and asset impairment charges related to the integration of an acquisition.

“Although we started the year with strong sales growth, demand slowed significantly as the quarter progressed. Sales weakened across most businesses and regions late in the quarter,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “We are clearly disappointed in the results for the quarter. While we are continuing to fund growth programs with significant potential, we have implemented a number of immediate actions throughout the Company to sharply reduce expenses.”

Key results for the first quarter of 2005 include:

•	Earnings per share, on a diluted basis, were $0.57, compared with $0.52 per share in the same quarter a year ago. While the Company successfully raised prices to fully offset raw material cost increases, the quarter’s results were negatively affected by lower-than-anticipated unit volume growth, higher-than-anticipated spending related to growth activities and an increase in inventory reserves related to a new product launch, as well as other factors. First quarter 2005 earnings include a negative impact of $0.04 per share from severance and transition costs related to a plant closure, while the prior-year first quarter earnings include a negative impact of $0.16 per share from restructuring costs and asset impairment charges related to the integration of an acquisition. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income was $57.7 million, compared with $52.6 million in the first quarter of 2004.

•	Reported sales grew 8 percent from prior-year levels, reaching $1.3 billion for the first quarter of 2005, compared with $1.2 billion in the first quarter of 2004. The impact of currency translation contributed approximately 40 percent of the sales growth during the quarter, while price and mix contributed approximately 30 percent.

•	Core unit volume grew approximately 2 percent over the prior-year first quarter, which was approximately two to three points below the

Company’s expectations at the start of the year, reflecting a slowdown in the pressure-sensitive materials and retail information services segments late in the quarter.

•	Gross profit margin declined 60 basis points compared with the first quarter of 2004 due to the increase in inventory reserves related to a new product launch and spending related to the Company’s RFID (radio frequency identification) business. Higher raw material costs were fully offset by selling price increases.

•	Marketing, general and administrative expenses increased by $34 million compared with the first quarter of 2004. Approximately one-third of this increase is attributable to currency translation, the acquisition of Rinke Etiketten in late 2004, and other volume-related spending. Another approximately one-third of the higher spending was due to expenses associated with the Company’s longer-term growth initiatives, including RFID, while the balance reflected a variety of factors, including higher pension expense and bad debt write-offs.

•	Excluding restructuring and transition costs, asset impairment charges and gain on sale of assets, operating margin declined 150 basis points compared with the first quarter of 2004, due to the factors affecting gross profit margin, as well as marketing, general and administrative expenses, which are described above. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”).

•	The tax rate for the first quarter was 26 percent, in line with the Company’s previously announced expectations.

Segment results

The Company’s Pressure-sensitive Materials segment reported sales of approximately $789 million, reflecting growth of more than 8 percent over the first quarter of 2004. Approximately 50 percent of the segment revenue growth reflects unit volume growth and a positive contribution from price and mix. The balance of the growth is attributable to the impact of currency translation, primarily the Euro. The North American pressure-sensitive roll materials business posted revenue growth of approximately 4 percent, with the benefit of price increases more than offsetting a decline in volume. The volume decline affected all segments within the North American pressure-sensitive roll materials business with the exception of films, which continued to benefit from growth in the beverage label market. The Company announced that it is investing approximately $30 million to add a new production line for film materials to meet the growing demand for pressure-sensitive labels by beer producers.

Before the effect of currency translation, sales in the European pressure-sensitive roll materials business also grew approximately 4 percent, with modest increases in unit volume and favorable price and mix. While the rate of sales growth for the roll materials business in emerging markets slowed compared with the very strong growth achieved in the fourth quarter of 2004, sales in these markets grew 13 percent in the first quarter, before the impact of currency translation. The graphics and reflective materials business posted low single-digit sales growth, excluding the impact of currency translation. Excluding restructuring costs, asset impairment charges and gain on sale of assets, operating margin for the segment increased to 8.9 percent compared with 8.1 percent in the prior-year quarter, due to productivity improvement initiatives, including plant closures completed in Europe during the first half of 2004. The benefit of price increases offset higher raw material costs. (See Attachment A-4: “Reconciliation of GAAP to Non-GAAP Supplementary Information”).

The Office and Consumer Products segment reported sales of approximately $259 million, reflecting an increase of more than 2 percent over the prior-year first quarter. The revenue increase for the segment was largely due to the impact of currency translation. As expected, the benefit of price increases was offset by a volume decline associated with customers building inventory in the fourth quarter of 2004 in anticipation of the higher prices. The Company’s January 1 price increase in the office and consumer products business fully covered cumulative raw material cost inflation. Excluding restructuring and transition costs related to a plant closure, operating margin for the segment declined to 12.6 percent compared with 14.7 percent in the first quarter of 2004. The year-on-year decline in margin is largely attributable to an increase in inventory reserves related to a new product. (See Attachment A-4: “Reconciliation of GAAP to Non-GAAP Supplementary Information”).

The Retail Information Services segment reported sales of approximately $157 million, reflecting an increase of approximately 14 percent. Nearly half of the growth is due to the positive impact of currency translation and the Rinke acquisition, with the balance due to core unit volume growth. Operating margin declined to 3.7 percent in the first quarter, compared with 6.5 percent in the year-ago first quarter. The decline in operating margin reflects higher spending on growth programs and modest raw material cost inflation, as well as price erosion.

Businesses in the other specialty converting group reported sales of approximately $141 million. The Company said that its RFID business has achieved its goal of being production-ready at the end of the first quarter. Avery Dennison has completed construction of its new high-speed production line for manufacturing RFID inlays and the business is positioned to meet expected growth in demand for RFID applications.

Outlook

Based on first quarter results and preliminary trends in the second quarter, Avery Dennison is updating its reported revenue growth target for the full year to 5 percent to 6 percent, down from its previous guidance of 6 percent to 10 percent. The Company said it is adjusting its earnings-per-share guidance for the full year to a range of $2.85 to $3.15 per share, from its previously announced expectation in the range of $3.15 to $3.50 per share. The Company also said that it anticipates earnings for the second and third quarters combined to be in the range of $1.45 to $1.65 per share. The Company indicated that its revised guidance assumes lower unit volume growth than originally anticipated for the year, along with continued raw material inflation through the second quarter, offset by the benefit of targeted cost reductions.

“We are absolutely committed to improving our operating margin during the remainder of the year,” said Neal. “We have instituted stringent spending restrictions in every corner of the Company in order to achieve our goals.”

“Our long-term business fundamentals continue to be strong. We have great businesses with excellent long-term growth potential and we have a dedicated team of managers who are determined to get us back on track. The events of this past quarter have not changed our optimistic view of the future,” said Neal.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs approximately 21,400 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve targeted cost reductions; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice (“DOJ”) criminal investigation, as well as the European Commission (“EC”) and Canadian Department of Justice investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The financial information presented in this news release represents preliminary financial results.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive activities; (2) the degree to which higher raw material costs can be passed on to customers through price increases, without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products; (4) ability of the Company to achieve targeted cost reductions; and (5) availability and cost of certain components used to manufacture adhesives used in some products sold by the Company, an extended shortage of which could disrupt production, resulting in a potentially significant loss of revenue and earnings.

For more information and to listen to a live broadcast or an audio replay of the

1st Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON
PRELIMINARY CONSOLIDATED STATEMENT OF INCOME	A-1
(In millions, except per share amounts)

	(UNAUDITED) Three Months Ended
	Apr. 02, 2005	Mar. 27, 2004
Net sales	$1,346.3	$1,246.7
Cost of products sold	958.5	880.2

Gross profit	387.8	366.5
Marketing, general & administrative expense	292.0	257.7
Interest expense	14.5	14.9
Other expense, net (1)	3.3	21.4

Income before taxes	78.0	72.5
Taxes on income	20.3	19.9

Net Income	$57.7	$52.6

Per share amounts:
Income per common share, assuming dilution	$0.57	$0.52

Average common shares outstanding, assuming dilution	100.7	100.3

Common shares outstanding at period end	100.2	99.8

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	Other expense, net, for the first quarter of 2005 includes $6.7 million of restructuring costs and asset impairment charges, partially offset by gain on sale of assets of $(3.4 million).

Other expense for the first quarter of 2004 includes $21.4 million of restructuring costs and asset impairment charges.

A-2

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES	A-3
(In millions, except per share amounts)

	(UNAUDITED) Three Months Ended
	Apr. 02, 2005	Mar. 27, 2004
Reconciliation of GAAP to Non-GAAP Operating Margin:
Net sales	$1,346.3	$1,246.7

Income before taxes	$78.0	$72.5

GAAP Operating Margin	5.8%	5.8%

Income before taxes	$78.0	$72.5
Non-GAAP adjustments:
Restructuring and transition costs(1)	4.8	15.9
Asset impairment charges	2.7	5.5
Gain on sale of assets	(3.4)	—
Interest expense	14.5	14.9

Adjusted non-GAAP operating income before taxes and interest expense	$96.6	$108.8

Adjusted Non-GAAP Operating Margin	7.2%	8.7%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$57.7	$52.6
Non-GAAP adjustments, net of taxes:
Restructuring and transition costs	3.6	11.5
Asset impairment charges	2.0	4.0
Gain on sale of assets	(2.5)	—

Adjusted Non-GAAP Net Income	$60.8	$68.1

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution:	$0.57	$0.52
Non-GAAP adjustments per share, net of taxes:
Restructuring and transition costs	0.04	0.12
Asset impairment charges	0.02	0.04
Gain on sale of assets	(0.02)	—

Adjusted Non-GAAP income per common share, assuming dilution	$0.61	$0.68

Average common shares outstanding, assuming dilution	100.7	100.3

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	For 2005, amount includes restructuring and transition costs of $4 million and $0.8 million, respectively, related to a plant closure.

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AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION	A-4
(In millions)

	(UNAUDITED) First Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005(1)	2004(2)	2005	2004
Pressure-sensitive Materials	$788.9	$728.3	$70.7	$37.7	9.0%	5.2%
Office and Consumer Products	258.7	253.1	27.7	37.2	10.7%	14.7%
Retail Information Services	157.4	138.2	5.8	9.0	3.7%	6.5%
Other specialty converting businesses	141.3	127.1	2.6	13.1	1.8%	10.3%
Corporate Expense	N/A	N/A	(14.3)	(9.6)	N/A	N/A
Interest Expense	N/A	N/A	(14.5)	(14.9)	N/A	N/A

TOTAL	$1,346.3	$1,246.7	$78.0	$72.5	5.8%	5.8%

(1)	Operating income for the first quarter of 2005 includes $7.5 million of restructuring and transition costs and asset impairment charges, partially offset by gain on sale of assets of $(3.4 million), of which the Pressure-sensitive Materials segment recorded $(0.7 million) and the Office and Consumer Products segment recorded $4.8 million.
(2)	Operating income for the first quarter of 2004 includes restructuring costs and asset impairment charges of $21.4 million for the Pressure-sensitive Materials segment.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	First Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$70.7	$37.7	9.0%	5.2%
Non-GAAP adjustments:
Restructuring costs	—	15.9	0.0%	2.2%
Asset impairment charges	2.7	5.5	0.3%	0.7%
Gain on sale of assets	(3.4)	—	(0.4%)	0.0%

Adjusted non-GAAP operating income	$70.0	$59.1	8.9%	8.1%

Office and Consumer Products
Operating income, as reported	$27.7	$37.2	10.7%	14.7%
Non-GAAP adjustments:
Restructuring and transition costs(1)	4.8	—	1.9%	0.0%

Adjusted non-GAAP operating income	$32.5	$37.2	12.6%	14.7%

(1)	For 2005, amount includes restructuring and transition costs of $4 million and $0.8 million, respectively, related to a plant closure.

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AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET	A-5
(In millions)

	(UNAUDITED)
	Apr. 02, 2005	Mar. 27, 2004
ASSETS
Current assets:
Cash and cash equivalents	$53.0	$31.3
Trade accounts receivable, net	833.4	816.0
Inventories, net	474.5	424.1
Other current assets	141.5	150.9

Total current assets	1,502.4	1,422.3

Property, plant and equipment, net	1,346.0	1,291.2
Goodwill	739.5	716.3
Intangibles resulting from business acquisitions, net	140.4	147.7
Other assets	567.9	514.7

	$4,296.2	$4,092.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$231.9	$410.5
Accounts payable	601.1	548.1
Other current liabilities	470.0	481.3

Total current liabilities	1,303.0	1,439.9
Long-term debt	995.0	887.1
Other long-term liabilities	460.7	414.0
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	788.8	776.2
Retained earnings	1,903.4	1,784.3
Accumulated other comprehensive loss	(36.4)	(70.6)
Cost of unallocated ESOP shares	(9.7)	(11.6)
Employee stock benefit trusts	(635.1)	(654.0)
Treasury stock at cost	(597.6)	(597.2)

Total shareholders’ equity	1,537.5	1,351.2

	$4,296.2	$4,092.2

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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AVERY DENNISON	A-6
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	(UNAUDITED) Three Months Ended
	Apr. 02, 2005	Mar. 27, 2004
Operating Activities:
Net income	$57.7	$52.6

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	38.2	36.9
Amortization	11.6	9.3
Deferred taxes	(0.6)	0.8
Asset impairment and net (gain) loss on sale of assets	0.3	6.1
Other non-cash items, net	(4.5)	(4.1)

	102.7	101.6
Changes in assets and liabilities	(105.4)	(36.1)

Net cash (used in) provided by operating activities	(2.7)	65.5

Investing Activities:
Purchase of property, plant and equipment	(43.9)	(37.9)
Purchase of software and other assets	(4.9)	(6.3)
Payments for acquisitions	—	(2.3)
Proceeds from sale of assets	5.2	0.9
Other	5.8	(2.5)

Net cash used in investing activities	(37.8)	(48.1)

Financing Activities:
Net increase in borrowings (maturities of 90 days or less)	103.6	63.2
Additional borrowings (maturities longer than 90 days)	0.3	60.0
Payments of debt (maturities longer than 90 days)	(60.2)	(110.1)
Dividends paid	(41.9)	(40.9)
Purchase of treasury stock	—	(0.3)
Proceeds from exercise of stock options, net	2.7	8.1
Other	4.0	3.9

Net cash provided by (used in) financing activities	8.5	(16.1)

Effect of foreign currency translation on cash balances	0.2	0.5

(Decrease) Increase in cash and cash equivalents	(31.8)	1.8

Cash and cash equivalents, beginning of period	84.8	29.5

Cash and cash equivalents, end of period	$53.0	$31.3

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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